Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “First Amendment”) is entered into as of October 6, 2019, and shall be effective as of the Effective Date (defined below), by and among Surge Components, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company as Rights Agent (the “Rights Agent” and, together with the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Rights Agreement dated as of October 7, 2016 between the Company and the Rights Agent.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of October 7, 2016 (the “Rights Agreement”), pursuant to which the Company granted certain rights to shareholders of the Company’s common stock; and

WHEREAS, pursuant to Section 7(a) of the Rights Agreement, the Board has determined that it is in the best interests of the Company to extend the Expiration Date of the Rights; and

WHEREAS, the Parties hereby agree to the following amendments to the Rights Agreement.

NOW, THEREFORE

1.	Amendment to Section 7(a) of the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised prior to the earliest of (i) the Close of Business on October 7, 2022 or such later date as may be established by the Board prior to the expiration of the Rights as long as the extension is submitted to the stockholders of the Company for ratification at the next annual meeting of stockholders succeeding such extension (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof (the “Exchange Date”); (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f) at which time the Rights are terminated; (v) the Close of Business on the first day after the Company’s 2019 annual meeting of stockholders, if Stockholder Approval has not been obtained at the Company’s 2019 annual meeting of stockholders (the “Early Expiration Date”); (vi) the Close of Business on the effective date of the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits; and (vii) the Close of Business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits are available to be carried forward (the earliest of (i) – (vii) being herein referred to as the “Expiration Date”).

2.	Amendment to Exhibit B of the Rights Agreement. Exhibit B Summary of Rights to Purchase Series D Preferred Stock of the Rights Agreement (“Exhibit B”) is hereby amended as follows:
a.	Amendment to the First Paragraph of Exhibit B. The first paragraph of Exhibit B is hereby amended by deleting it in its entirety and replacing it with the following:

“The Board of Directors (the “Board”) of Surge Components, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The dividend was payable on October 7, 2016 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a price of $5.00 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 7, 2016, as the same may be amended from time to time (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).”

3.	Effective Date. This First Amendment shall become effective immediately (the “Effective Date”).
4.	Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Rights Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Rights Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Rights Agreement in the Rights Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Rights Agreement, as amended by this First Amendment on the Effective Date (or as the Rights Agreement may be further amended or modified after the Effective Date in accordance with the terms thereof). The terms of this First Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Rights Agreement.

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IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Rights Agreement as of the date first above written.

COMPANY:
SURGE COMPONENTS, INC.

By:
Name:
Title:

RIGHTS AGENT:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: